UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 31, 2017

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2017 Annual Meeting of Shareholders on Tuesday, May 9, 2017, beginning at 8:00 a.m., EDT in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.

I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell

Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2017

To the Shareholders of Forward Air Corporation:

The 2017 Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 9, 2017, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to bring identification and will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To re-elect seven members of the Board of Directors with terms expiring at the 2018 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2017 fiscal year;

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”);

4.	To approve, on a non-binding, advisory basis, whether future say on pay votes should occur every one, two, or three years (the “say on frequency vote”); and

5.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

We will make available a list of shareholders of record as of March 10, 2017, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from March 16, 2017 until May 8, 2017 at the Company’s principal place of business, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 10, 2017 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR each of the director nominees in proposal 1, FOR proposals 2 and 3 and for the “1 year” option in proposal 4.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
March 31, 2017	Chief Legal Officer and Secretary

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 on or about March 31, 2017.

Our Proxy Statement and Annual Report are available online at: www.proxyvote.com.

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

(423) 636-7000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 9, 2017, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2017 Annual Meeting of Shareholders.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each properly executed proxy will be voted FOR each of the director nominees in proposal 1, FOR proposals 2 and 3 and for the “1 year” option in proposal 4 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 10, 2017 (the “Record Date”). There were 30,260,107 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding on the Record Date. Holders of Series A Junior Preferred Stock, par value $0.01 per share (“preferred stock”) are entitled to vote with holders of shares of common stock together as one class on all matters submitted to a shareholder vote. However, as of the record date, no shares of our preferred stock were outstanding. The presence, in person or by proxy, of a majority of shares of common stock will, therefore, constitute a quorum at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.

In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2017 fiscal year, the say on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. A properly executed proxy marked

“Abstain” with respect to such proposals will not be voted on such proposals, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from proposals 2 and 3 or any other proposal that properly comes before the Annual Meeting will have no effect on whether such proposals are approved.

For the say on frequency vote, we will consider that the shareholders have recommended whichever option (one, two or three years) receives the greatest number of votes cast. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from proposal 4 will have no effect on the outcome of the proposal.

Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for matters that are not considered “routine.” The matters contained in this Proxy Statement that are not considered routine are the election of the Board, the say on pay vote and the say on frequency vote. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum but will have no effect on whether such proposals are approved.

The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2017.

The Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of nine directors, eight of whom are non-employee directors. Two of our current directors, Tracy Leinbach and Larry Leinweber, have decided to retire from our Board effective immediately prior to the Annual Meeting, and, as a result, will not stand for re-election at such meeting. Accordingly, the size of our Board will be reduced to seven directors immediately upon their retirement. There are seven nominees for election at the Annual Meeting, each to hold office until the 2018 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected.

In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Recommendation of the Board

The Board recommends a vote FOR the election of the seven nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. Proxies cannot be voted for a greater number of persons than the number named.

Shareholder Vote Requirement

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board.

Director Nominees

The following persons are the nominees for re-election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014 and from 2011 to 2013 Age 75

Mr. Allen retired as the Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, in August 2014. He served as the Chairman of the Board of Directors of Aaron’s and as its President and Chief Executive Officer from November 2012 until April 2014, continuing in the role of Chief Executive Officer until August 2014. Before being elected as Chairman of the Board of Aaron’s, Mr. Allen served as President and Chief Executive Officer from February 2012 until November 2012, and as its Interim President and Chief Executive Officer from November 2011 until February 2012. Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. Mr. Allen has been a Director of The Coca-Cola Company since 1991 and currently serves on its finance committee and as Chairman of its audit committee. In addition, he has been a Director of Aircastle Limited since 2006 and currently serves on its audit committee. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board.

BRUCE A. CAMPBELL	Director since 1993
Age 65

Mr. Campbell has served as President of the Company since August 1998, as our Chief Executive Officer since October 2003 and as Chairman of the Board since May 2007. Mr. Campbell was Chief Operating Officer of the Company from April 1990 until October 2003 and served as our Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for over 26 years, has served as our Chief Executive Officer for over 13 years and as our Chairman for over 9 years.

Qualifications. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company.

C. ROBERT CAMPBELL	Director since 2005
Age 72

Mr. Campbell has served as the Company’s Lead Independent Director since May 2014. He served as Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, from October 2004 until December 2013. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc. from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant (Inactive). Mr. Campbell is a Director of Pernix Group, Inc. since January 2014 and currently serves on its compensation committee and as Chairman of its audit committee. In addition, Mr. Campbell is a Director of MasTec, Inc. since September 2016.

Qualifications. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing as he has served in executive leadership capacities with transportation and logistics companies and as Chief Financial Officer for a publicly-traded concern, until his retirement in December 2013.

R. CRAIG CARLOCK	Director since 2015
Age 50

Mr. Carlock served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President – Store Operations, Vice President –Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.

Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004
Age 71

Dr. Langley has served as Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University since 2011. Formerly, Dr. Langley served as Professor of Supply Chain Management at the Georgia Institute of Technology from September 2001 until October 2010, and from September 1973 until July 2001, he was the John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley is a Director of Averitt Express, Inc. In addition, he was a Director of UTi Worldwide, Inc. until its sale in 2016. He served on its audit committee and nominations and corporate governance committee.

Qualifications. Dr. Langley has spent over 40 years teaching, lecturing and consulting in the logistics field. He brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities.

G. MICHAEL LYNCH	Director since 2005
Age 73

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.

Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee and as Chairman of the Audit Committee.

DOUGLAS M. MADDEN	Director since 2015
Age 64

Mr. Madden served as Chief Operating Officer of Celanese Corporation, a specialty chemical and technology company (“Celanese”), from December 2009 until his retirement in March 2013. Prior to his appointment to the Chief Operating Officer position, Mr. Madden served as Executive Vice President, with responsibilities for Celanese’s Acetyl Intermediates and Industrial Specialties Group as well as executive responsibility for the Asia Pacific Region. During his nearly 30 years with Celanese, he served in many executive leadership roles including President of Consumer Specialties Segment and President of Advanced Engineered Materials Segment. Earlier in his career, he held other leadership roles at Celanese, including Head of Global Supply Chain; Vice President and Chief Financial Officer of Technical Fibers; Vice

President-Finance of Hoechst Roussel Pharmaceuticals, a joint venture company with Celanese; and Vice President of Corporate Business Support Functions. Before joining Celanese, Mr. Madden served in operations and distribution management roles within Warner-Lambert Co. and Johnson & Johnson.

Qualifications. Mr. Madden brings substantial strategic knowledge and distinctive business experience to the Board, which is essential to management and the Board.

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on The NASDAQ Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eight of the Company’s nine current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.

The independent directors are Ronald W. Allen, C. Robert Campbell, R. Craig Carlock, C. John Langley, Jr., Tracy A. Leinbach, Larry D. Leinweber, G. Michael Lynch and Douglas M. Madden.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include, among other things:

•	Lead independent director;

•	Independence of the Board;

•	Board membership criteria and role of the Board;

•	Committees of the Board;

•	Director orientation and continuing education;

•	Independent director stock ownership guidelines;

•	Director resignation policy in uncontested elections; and

•	Leadership development and succession planning.

The Company’s Corporate Governance Guidelines are available through the Investor Relations—Governance link on the Company’s website, www.forwardaircorp.com.

Independent Director Meetings

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, an independent director designated by such Lead Independent Director.

Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”

Director Nominating Process

Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.

All recommendations should include the written consent of the nominee to be nominated for election to the Board. To be considered, the Company must receive recommendations at least 90 calendar days but not more than 120 calendar days prior to the one year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2018 Annual Meeting of Shareholders, this deadline is between January 9, 2018 and February 8, 2018. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.

The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, the Corporate Governance and Nominating Committee may also take into consideration the number of shares of Company stock held by the recommending shareholder and the length of time that such shares have been held. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the Board for approval and recommendation to the shareholders.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the Investor Relations—Governance link on the Company’s website, www.forwardaircorp.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2016, the Board held seven meetings. All of the incumbent directors who were on the Board during 2016 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served during 2016. There were nine directors at the time of the 2016 Annual Meeting of Shareholders, and all nine incumbent directors attended the 2016 Annual Meeting of Shareholders.

Board Committees

The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available through the Investor Relations—Governance link on the Company’s website, www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2016 and their present membership is set forth below.

The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the meeting, including their current committee assignments.

Name	Audit	Compensation	Executive	Corporate Governance and Nominating
Bruce A. Campbell			X
C. Robert Campbell			X
Ronald W. Allen		X	X	Chair
R. Craig Carlock	X
C. John Langley, Jr.		Chair
G. Michael Lynch	Chair			X
Douglas M. Madden	X	X

Number of Meetings in 2016	4	5	0	3

* Ms. Leinbach and Mr. Leinweber will retire from our Board effective immediately prior to the Annual Meeting and will not stand for re-election.

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.

Audit Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and financial controls with the Company’s financial and accounting staff. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance and ethics programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 47 of this Proxy Statement and in the Audit Committee Charter.

The Board has determined that each member of the Audit Committee meets the independence requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that each member of the Audit Committee meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers and reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 19-35 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2016. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.

The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee.

A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

During 2016, none of the members of the Compensation Committee was an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2016.

Certain Relationships and Related Person Transactions

The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

Board Leadership Structure

In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Currently, C. Robert Campbell serves as Lead Independent Director and he has served in that capacity since May of 2014.

The Company has operated for over nine years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen and four Lead Independent Directors, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.

The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.

The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.

On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight

On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.

In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $50,000 for all non-employee directors;

•	an additional annual cash retainer of $35,000 for the Lead Independent Director;

•	an additional annual cash retainer of $15,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee Chair;

•	an additional annual cash retainer of $10,000 for the Compensation Committee Chair; and

•	an additional annual cash retainer of $8,500 for all non-Chair Audit Committee members, an additional annual cash retainer of $7,000 for all non-Chair Compensation Committee members and an additional annual cash retainer of $5,000 for all non-Chair Corporate Governance and Nominating Committee members.

All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.

In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 and January 25, 2016 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In both 2015 and 2016, each non-employee director received restricted shares valued at $86,000 pursuant to the Amended Plan.

Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. With the exception of Mr. Madden and Mr. Carlock, both of whom joined the Board in 2016, each independent director has achieved the stock ownership guidelines set forth in the

Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2016 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Dividends ($) (2)	Total ($)

Ronald W. Allen	$60,750	$86,000	$963	$147,713

C. Robert Campbell	85,000	86,000	3,562	174,562

R. Craig Carlock	58,500	86,000	963	145,463

C. John Langley, Jr.	60,000	86,000	963	146,963

Tracy A. Leinbach	62,000	86,000	5,965	153,965

Larry D. Leinweber	62,000	86,000	963	148,963

G. Michael Lynch	68,000	86,000	963	154,963

Douglas M. Madden	61,250	86,000	963	148,213

Gary L. Paxton	23,214	—	197	23,411

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.
(2)	Represents dividend payments on non-vested restricted shares or dividend equivalents credited on deferred stock unit awards granted during 2016 and 2015. These dividend payments and dividend equivalents are non-forfeitable.

The following table indicates the aggregate number of outstanding options held by each incumbent director at the end of 2016, and the aggregate number of deferred stock units or non-vested restricted shares held by each incumbent director at the end of 2016 and those shares or units that have not yet vested.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Shares or Units of Stock Held That Have Not Vested

Ronald W. Allen	—	1,965

C. Robert Campbell	—	7,095

R. Craig Carlock	—	1,965

C. John Langley, Jr.	—	1,965

Tracy A. Leinbach	—	11,514

Larry D. Leinweber	—	1,965

G. Michael Lynch	—	1,965

Douglas M. Madden	—	1,965

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2016.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number			Percent (%) (2)(3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	326,011	(4)		1.1
Ronald W. Allen	10,435	(5)			*
C. Robert Campbell	24,186	(6)			*
R. Craig Carlock	2,922	(7)			*
C. John Langley, Jr.	22,859	(8)			*
Tracy A. Leinbach	25,451	(9)			*
Larry D. Leinweber	13,518	(10)			*
G. Michael Lynch	14,426	(11)			*
Douglas M. Madden	3,059	(12)			*
Michael J. Morris	9,948	(13)			*
Rodney L. Bell	36,724	(14)			*
Michael L. Hance	46,237	(15)			*
Matthew J. Jewell	79,715	(16)			*
Chris C. Ruble	53,443	(17)	(18)		*
All directors and executive officers as a group (16) persons	725,497	(19)		2.4

Other Principal Shareholders
BlackRock, Inc.	3,529,312	(20)		11.7
The Vanguard Group, Inc.	2,564,598	(21)		8.5
Arrowpoint Asset Management, LLC	1,937,340	(22)		6.4
Neuberger Berman Group LLC	1,794,386	(23)		6.0
Invesco Ltd.	1,653,491	(24)		5.5
Royce & Associates, LP	1,634,978	(25)		5.4

*	Less than one percent.
(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 30,260,107 shares of common stock outstanding on the Record Date.
(3)	The percentages shown for other principal shareholders are based on 30,090,335 shares of common stock outstanding on December 31, 2016.

(4)	Includes 137,776 options that are fully exercisable and 20,280 non-vested restricted shares
(5)	Includes 1,965 non-vested restricted shares
(6)	Includes 1,965 non-vested restricted shares and 502 deferred stock units
(7)	Includes 1,965 non-vested restricted shares
(8)	Includes 1,965 non-vested restricted shares
(9)	Includes 1,965 non-vested restricted shares and 642 deferred stock units
(10)	Includes 1,965 non-vested restricted shares
(11)	Includes 1,965 non-vested restricted shares
(12)	Includes 1,965 non-vested restricted shares
(13)	Includes 9,948 non-vested restricted shares
(14)	Includes 6,933 options that are fully exercisable and 1,995 non-vested restricted shares
(15)	Includes 27,442 options that are fully exercisable and 4,702 non-vested restricted shares
(16)	Includes 43,902 options that are fully exercisable and 4,702 non-vested restricted shares
(17)	Includes 33,115 options that are fully exercisable and 4,702 non-vested restricted shares
(18)	Includes 29 shares of Common Stock owned by Mr. Ruble’s child with whom he shares voting and investment power with respect to such shares
(19)	Includes 65,184 non-vested restricted shares, 227,091 options that are fully exercisable and 1,144 deferred stock units
(20)	BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G/A filed with the SEC. BlackRock, a holding company, reported having sole voting power over 3,460,715 shares and sole dispositive power over 5,529,312 shares.
(21)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G/A filed with the SEC. Vanguard, an investment adviser, reported having sole voting power over 59,318 shares, shared voting power over 3,746 shares, shared dispositive power over 2,503,088 shares and sole dispositive power over 61,510 shares.
(22)	Arrowpoint Asset Management, LLC (“Arrowpoint”), 100 Fillmore Street, Suite 325, Denver, Colorado 80206, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G filed with the SEC. Arrowpoint, an investment adviser, reported having sole voting power over 1,937,340 shares and sole dispositive power of 1,927,340 shares.
(23)	Neuberger Berman Group LLC (“Neuberger”), 1290 Avenue of the Americas, New York, New York 10104, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G/A filed with the SEC. Neuberger, a holding company, reported having shared voting power over 1,794,386 shares and shared dispositive power over 1,794,386 shares.
(24)	Invesco Ltd., 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G/A filed with the SEC. Invesco, an investment adviser and holding company, reported having sole voting power over 1,653,491 shares and sole dispositive power over 1,653,491 shares.
(25)	Royce & Associates, LP (“Royce”), 745 Fifth Avenue, New York, New York 10151, reported beneficial ownership of the shares as of December 31, 2016 in a Schedule 13G/A filed with the SEC. Royce, an investment adviser, reported having sole voting and dispositive power over 1,634,978 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the compensation elements and decisions of our named executive officers, or NEOs. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

For 2016, our NEOs were:

Bruce A. Campbell	Chairman, President and CEO

Michael J. Morris	Chief Financial Officer

Matthew J. Jewell	President, Logistics Services

Chris C. Ruble	President, Expedited Services

Michael L. Hance	Senior Vice President, Chief Legal Officer and Secretary

Rodney L. Bell	Former Senior Vice President and Chief Financial Officer

Michael J. Morris was appointed as our CFO, effective June 27, 2016, replacing Rodney L. Bell who served as our CFO since June 2006. Upon the appointment of Mr. Morris, Mr. Bell continued with us in an advisory position until March 17, 2017.

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee” for purposes of this Compensation Discussion and Analysis) has designed the executive compensation program to attract, develop, reward and retain quality management talent to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee’s objective is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market competitive pay opportunities and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, it should also be an incentive for executives to continually improve individual performance.

Key Elements of Compensation Plan Design

Our executive compensation program is based on the following best practices:

•	Pay opportunities for executives as a group that are appropriate to the size of the Company;

•	A pay program that is heavily performance-based using multiple performance measures;

•	Disclosure of the financial performance metrics and goals used in our incentives;

•	A long-term incentive program aligned with shareholders through a link to stock price and measurement of stock performance versus peer companies;

•	Equity-based incentive plans that prohibit backdating and repricing of stock options;

•	Few perquisites and no tax gross-ups on perquisites;

•	Executive stock ownership and retention guidelines;

•	Prohibition against hedging and pledging;

•	Designs that reward prudent risk-taking;

•	Moderate severance;

•	Moderate change-in-control severance amounts and no excise tax gross-ups;

•	Beginning with 2016 awards, double-trigger vesting on long-term equity awards; and

•	Retention of an independent compensation consultant engaged by, and who reports directly to, the Committee.

2016 in Brief

In 2016 our team executed successfully in the face of headwinds created by a sluggish economic environment and low fuel prices. Through operational discipline, we reduced costs, increased efficiency and productivity, and continued to advance our strategic initiatives by investing in expanding service offerings, technology and strategic acquisitions. We believe these efforts have positioned the Company well for 2017. Financial and operational highlights from 2016 include the following:

•	Consolidated operating revenue increased by $23.4 million, or 2.4%, to $982.5 million for the year ended December 31, 2016 from $959.1 million for the year ended December 31, 2015.

•	At the segment level, Pool and Truckload Premium Services (“TLS”) were able to increase operating revenue, primarily through new business wins, despite the challenging economic environment. Pool operating revenue increased $18.6 million, or 14.3%, to $148.6 million for the year ended December 31, 2016 from $130.0 million for the year ended December 31, 2015. TLS revenue increased $11.0 million, or 7.2%, to $164.3 million for the year ended December 31, 2016 from $153.3 million in the same period of 2015.

•	Consolidated adjusted income from operations decreased $3.7 million to $102.4 million for the year ended December 31, 2016 compared to $106.1 million in the prior year, down 3.5%. Income from operations was adjusted to exclude a $42.4 million impairment charge related to TQI Holding’s goodwill and other long lived assets. 2015 Income from operations was adjusted to exclude $23.5 million in one-time acquisition and integration costs related to the acquisition of Towne and $1.2 million in professional fees and incentives associated with a $6.9 million income tax benefit recognized during 2015. For a reconciliation of adjusted income from operations, a non-GAAP financial metric, to income from operations, please refer to the reconciliations included in our fourth quarter press release filed with SEC on Form 8-K on February 8, 2017.

•	Expedited LTL’s operating income increased $4.3 million to $83.5 million, or 5.4% for the year ended December 31, 2016, compared to the same period in 2015, despite revenue for the same period decreasing $6.2 million, or 1.1%.

•	Intermodal continued executing its growth strategy by acquiring substantially all of the assets of ACE Cargo, LLC (“Ace”) and Triumph Transport, Inc. and Triumph Repair Service, Inc. (together referred to as “Triumph”), which partially offset decreases in operating revenue resulting from the impact of reduced fuel surcharges, decreased rental and storage revenues and suppressed market conditions.

•	The Company’s consolidated operating activities generated $130.3 million of net cash for the year ended December 31, 2016 and after utilizing $52.4 million in cash in investing activities in 2016, the Company returned $55.5 million to shareholders through dividends and our stock repurchase program.

Based on our financial and operational performance in 2016 under challenging market conditions, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our Named Executive Officers for 2016:

•	Base salaries. Given that the base salary for Mr. Campbell, our Chief Executive Officer, had increased only an aggregate of 5% from 2013 to 2015, in order to bring his salary nearer to market based on updated market data obtained at the request of the Committee, Mr. Campbell received a 19% increase to his base salary in 2016. Messrs. Jewell and Ruble received base salary increases of 6.7% and 6.5%, respectively, in 2016. Mr. Hance received a 5% base salary increase to bring his pay commensurate with market, and Mr. Bell received no base salary increase in 2016. Mr. Morris joined the Company in 2016.

•	Short-term incentive payouts. Approved payouts under our annual incentive plan at 50% of target, i.e., below target due to aggressive goals set for the year.

•	Long-term performance plan payouts. Based on our total shareholder return relative to our peer companies, no performance shares were earned for the February 2014 to February 2017 performance period. If those performance shares had been earned, the value of those performance shares ranged from $0.1 million to $0.5 million for our NEOs.

Role of Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in May 2016, approximately 98.0% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of the Company’s approach to executive compensation and generally did not change its approach in 2016 based upon the results of this advisory vote. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies, plan designs and the compensation of our senior officers, including our Named Executive Officers. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short-term and long-term strategic objectives, and the Company’s overall financial performance. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and considers the Board’s assessment in its compensation decisions related to the Chief Executive Officer.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by the independent consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with the Company’s executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian Compensation Partners, LLC (“Meridian”). The Committee periodically seeks input from Meridian on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Meridian also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Executive Officers. During 2016, Meridian attended all five Committee meetings. The Committee determined that Meridian was independent during 2016 per Nasdaq listing standards and had no conflicts of interest to disclose.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. In forming his recommendations he considers information provided by the Senior Vice President of Human Resources and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The Chief Executive Officer, Senior Vice President of Human Resources, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Senior Vice President of Human Resources typically presents recommendations for program design changes and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Setting Executive Compensation

Based on the foregoing objectives, we have structured the Company’s executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.

For the fiscal year ended December 31, 2016, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits (available to all employees); and

•	perquisites and other personal benefits.

The Committee combines these elements, particularly base salary, and the short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide strong incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted towards the variable incentive components.

At the beginning of 2016, the Compensation Committee established a total target compensation for each Named Executive Officer comprised of base pay, annual incentives and long-term incentives (“LTI”). The Committee referred to market data prepared by its independent compensation consultant from Aon Hewitt’s Total Compensation Measurement general industry database providing pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. The Committee considered the data as one of the factors in considering an executive’s total target compensation, but also considered other factors such as the experience level of the individual, the value of the individual executive to the Company, the individual’s level within the Company, existing and prior year awards for the individual and other factors.

In 2016, the total target compensation set at the beginning of the year for the Named Executive Officers is set forth in the chart below. Mr. Morris joined the Company on June 27, 2016, and his total target compensation as shown in the chart below was set at that time.

NEO	Base Salary	Target Annual Incentive	Target Long- Term Incentive	Total Target Compensation
Mr. Campbell	$750,000	$750,000	$1,500,000	$3,000,000
Mr. Morris	380,000	285,000	330,000	995,000
Mr. Bell	367,109	275,331	250,000	892,440
Mr. Jewell	450,000	337,500	330,000	1,117,500
Mr. Ruble	450,000	337,500	330,000	1,117,500
Mr. Hance	360,000	270,000	330,000	960,000

Our compensation programs are designed to motivate strong annual performance and foster long-term operational success. We set a majority of total compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by stock price. The 2016 compensation elements with “at risk” components are approximately 65.9% of the 2016 target compensation opportunity for all of the Named Executive Officers, and approximately 75.0% for our Chief Executive Officer.

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Base salary increases and annual incentive payouts are based on achievement of individual and business objectives. Compensation realized from long-term incentive awards is dependent upon stock price increases, stock performance versus peer companies and/or continued employment.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.

Base salaries for 2016 for the Named Executive Officers were determined for each executive based on his position and responsibility and by reference to the market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2016 are set forth in the “Salary” column of the Summary Compensation Table on page 36 of this Proxy Statement.

Annual Incentive Compensation

The objective of our annual cash incentive plan is to focus on attaining specific business goals that lead to our long-term success and promote retention of the Company’s executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program to the Named Executive Officers are made in cash and are calculated to a certain percentage of the executive’s annual base salary pay as described in more detail below.

2016 Target Annual Cash Incentive Plan Opportunity. Each executive’s annual cash incentive plan target opportunity for 2016 is shown below and for ongoing executives represents no change from the prior year. Mr. Morris joined the Company in 2016. His target opportunity is the same as that of Mr. Bell, his predecessor.

Annual Cash Incentive Plan Target Opportunities
Executive	Total Target Annual Cash Incentive Plan Opportunity as Percentage of Base Salary
Campbell	100%
Bell, Jewell, Morris, Ruble, Hance	75%

The components of the Annual Incentive Plan for each Named Executive Officer and their weighting with respect to the Total Cash Incentive Opportunity are reflected in the chart below.

Annual Cash Incentive Plan
Executive	Components of Plan	Weighting of Total Cash Incentive Opportunity
Campbell, Bell, Morris and Hance	(1) Corporate Performance (2) Individual Performance	80 20	% %

Ruble	(1) Business Unit (Expedited LTL) Performance (2) Corporate Performance (3) Individual Performance	50 30 20	% % %

Jewell	(1) Business Unit (Truckload Premium and Intermodal) Performance (2) Corporate Performance (3) Individual Performance	50 30 20	% % %

Corporate Performance and Business-Unit Performance Operating Income Goals. The Committee established corporate and business-unit operating income goals for 2016 and corresponding incentive payments for achievement of such goals. Goals are set to represent three incremental performance levels: threshold, target and maximum. The target level for operating income is set at amounts that generally reflect our internal business plan at the time the targets are established, subject to adjustment to take into account known headwinds or tailwinds and other economic conditions. Threshold and maximum levels are designed to provide a smaller award for lower levels of acceptable performance (threshold) or reward exceptional levels of performance (maximum). Payout for performance between points is typically interpolated on a straight-line basis. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid.

For the 2016 Corporate Performance Component, the operating income target was $120.0 million, which represented a 13.2% increase over the actual corporate adjusted operating income performance for 2015. For the Business-Unit Performance Component, the operating income targets were $89.1 million for Expedited LTL and $13.6 million for Intermodal Services, which represented 12.5% and 14.3% increases, respectively, over the actual business unit operating income results from the prior year. For the Truckload Premium Services, the operating income target was $13.2 million, which was 0.8% decrease over the applicable results from the prior year. Truckload Premium Services plan decreased compared to 2015 due to restructuring efforts associated with the TQI operations. In 2016, for purposes of determining the achievement of operating income goals under the annual cash incentive plan, the Committee determined to exclude from operating one-time non-cash charge of $42.4 million primarily resulting from intangible asset impairments related to the Company’s TQI acquisition.

Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer used his judgment to evaluate the performance of the other Named Executive Officers against those personal objectives, taking into account the extent to which the goals were met; unforeseen financial, operational and strategic issues of the Company; and any other information deemed relevant. The Compensation Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board.

The 2016 individual objectives payout opportunities were as shown in the chart below. From zero percent (0%) to the maximum award amount described in the chart below, the Committee had discretion as to the exact amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.

Individual Objectives Component of Annual Cash Incentive Plan
Possible Payout as Percentage of Total Target Annual Incentive Opportunity
Threshold	0%
Target	20%
Maximum	40%

2016 Annual Incentive Payout. The Committee met in February 2017 to determine whether the Company’s 2016 performance merited payment to the Named Executive Officers under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.

•	Corporate Performance Component: Adjusted income from operations was $102.4 million, which resulted in a payout of 50% of the total target Corporate Performance annual incentive opportunity.

•	Business-Unit Performance Component. Expedited LTL’s adjusted income from operations was $83.5 million, which resulted in a payout of 75% of the target Business-Unit Performance incentive opportunity for Mr. Ruble. Neither Truckload Services nor Intermodal Services achieved the threshold level of performance, and therefore Mr. Jewell received no payout under the Business-Unit Performance Component of the program.

•	Individual Performance:

The Committee also considered performance against the individual objectives set for the Named Executive Officers. In 2016, those individual objectives encompassed:

•	contributions to meeting established corporate and departmental goals;

•	contributions to the Company’s acquisition activities;

•	continuous improvement of business and functional operations;

•	managing resources within established departmental budgets; and

•	effectiveness and development in areas of leadership, talent development, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Campbell recommended to the Committee an achievement of 100% of target for each Named Executive Officer’s personal individual objectives, which they approved. The Compensation Committee evaluated the performance of the Chief Executive Officer in a similar manner, and based on its review determined that Mr. Campbell also achieved his personal individual objectives for 2016 at target levels. The actual awards made to each Named Executive Officer under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Executive	Corporate Performance Component	Individual Objectives Component	Business-Unit Performance Component	Total Payout Under 2016 Annual Cash Incentive Plan

Mr. Campbell	$300,000	$150,000	N/A	$450,000

Mr. Morris	114,000	57,000	N/A	171,000

Mr. Bell	110,133	55,066	N/A	165,199

Mr. Jewell	50,625	67,500	0	118,125

Mr. Ruble	50,625	67,500	126,153	244,278

Mr. Hance	108,000	54,000	N/A	162,000

Long-Term Equity Incentive Awards

The objective of providing long-term incentives (LTI) is to focus the Named Executive Officers on metrics that lead to increased shareholder value over the long term, enhance long-term thinking in general and retain executives. Our long-term incentives are specifically designed to reward stock price increase, stock performance relative to industry peer companies and continued employment.

At the beginning of 2016, the Committee established target values for each Named Executive Officer, except for Mr. Morris who joined the Company in June 2016, for the total LTI component and made grants consisting of three types of awards: stock options, restricted stock and performance shares. There were no changes to the total long-term incentive target value for any of the Named Executive Officers, other than Mr. Bell, whose total long-term incentive target value was reduced by $80,000. The Committee made grants to Messrs. Campbell, Bell, Jewell, Ruble and Hance consisting of one-third in value each of stock options, restricted stock and performance shares. The Committee granted an LTI award consisting of only restricted shares to Mr. Morris upon the commencement of his employment with the Company in June 2016.

The Committee approved the following target long-term incentive awards for the Named Executive Officers for 2016:

Executive	2016 Stock Option Grant	2016 Restricted Stock Grant	2016 Target Performance Share Grant	2016 Total Long-Term Incentive Award	2015 Total Long-Term Incentive Award
Mr. Campbell	$500,000	$500,000	$500,000	$1,500,000	$1,500,000
Mr. Morris	—	330,000	—	330,000	N/A
Mr. Bell	83,333	83,333	83,333	250,000	330,000
Mr. Jewell	110,000	110,000	110,000	330,000	330,000
Mr. Ruble	110,000	110,000	110,000	330,000	330,000
Mr. Hance	110,000	110,000	110,000	330,000	330,000

Equity-based awards. The value to the executive of each of the three components comprising long-term equity compensation in 2016 (stock options, restricted stock and performance shares) is impacted by the performance of the Company’s stock.

•	A stock option provides value to the executive only if share price increases.

•	Restricted stock becomes more valuable to the executive if the Company’s stock price increases, and the executive shares in the downside risk of a decline in the Company’s stock price.

•	The number of performance shares earned, if any, will depend on how the Company’s stock performs against transportation industry peers.

As it is possible that there will be no payout under the performance shares or stock options, these awards are completely “at-risk” compensation. This emphasis on at-risk compensation in the LTI awards accomplishes the Company’s goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward. Each element of the LTI is discussed in more detail below. See Change-in-Control Treatment of 2016 Long Term Equity Awards for a discussion of the treatment of 2016 long-term incentives upon a change in control.

Stock Options. A stock option is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2016, grant sizes of stock options for the Named Executive Officers were calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component and dividing it by the value of a single option determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with generally accepted accounting principles (“GAAP”). For the 2016 option grant, the grant date fair value was $11.73.

The exercise price for options was equal to the fair market value of the Company’s common stock on the date the option was granted, $43.67. The options vest evenly over a three-year period. Consistent with option grants to the Chief Executive Officer over the past four years, options granted to Mr. Campbell in 2016 were subject to a financial performance standard whereby vesting was contingent upon the Company’s achievement of pre-established operating income goals within a three-year period. All of the options granted to the Named Executive Officers will expire if not exercised within seven years of the grant date. To the extent not earlier vested, these options will vest upon the death or disability of the recipient.

Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the Named Executive Officers in February 2016 was $43.67. The estimated grant day fair value of the restricted shares awarded to Mr. Morris upon the commencement of his employment with the Company in June 2016 was $43.15.

Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period.

Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. Performance share grant sizes were calculated by multiplying the target LTI economic value by the weighting assigned to the performance share component and dividing it by the value of a single performance share determined using a Monte Carlo valuation model, $48.73.

Performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made prior to and including 2015, the following 12 companies were included in the TSR peer group: C.H. Robinson Worldwide, Inc.; Con-way, Inc.; Expeditors International of Washington, Inc.; FedEx Corporation; Hub Group, Inc.; J.B. Hunt Transport Services, Inc.; Knight Transportation, Inc.; Landstar System, Inc.; Old Dominion Freight Line, Inc.; United Parcel Service, Inc.; UTi Worldwide, Inc.; and Werner Enterprises, Inc. In 2015, the Committee adjusted the peer group for performance share awards made in 2016 by removing UTi Worldwide, Inc. and Con-Way, Inc., both of which were acquired in 2015, and adding XPO Logistics, Inc. and Roadrunner Transportation Systems, Inc.

•	TSR reflects price appreciation and reinvestment of dividends.

•	Share price appreciation is measured as the difference between beginning market price and ending market price.

•	Beginning market price equals the average closing price on the 30 trading days immediately preceding and including the first day of the performance period.

•	Ending market price equals the average closing price on the last 30 trading days of the performance period.

The actual number of performance shares earned is based on the percentile of our TSR among the TSRs of the comparator group companies described above during the three-year performance period. The performance shares pay out in shares of our common stock, shortly after the close of the three-year performance period, in a range of 0 percent to 200 percent of the number of performance shares awarded. The chart set forth below determined the percent of a target award to be paid for grants made in 2016. Payout for performance between points is calculated using straight-line interpolation.

Performance Level	Payout (as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

Dividends are not paid on unvested performance shares. Performance shares vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control as such term is defined in the Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”).

Awards made to the Named Executive Officers under the Stock Incentive Plan and the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the fiscal year ended December 31, 2016 are set forth in the Grants of Plan-Based Awards for Fiscal 2016 Table on page 38 of this Proxy Statement.

2014 Performance Shares. Based on our TSR for the February 2014 to February 2017 performance period, we ranked at the 20th percentile of our transportation industry peer group. As a result, no performance shares were earned for that period.

Change-in-Control Treatment of 2016 Long Term Equity Awards

Beginning with long-term incentive grants made in 2016, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

Upon such change-in-control-related vesting event 1) stock options will become fully vested and exercisable and may be exercised within 90 days thereafter but not beyond their expiration date. If the stock options are cancelled in the change in control transaction, they will become exercisable in full immediately before such cancellation; 2) restricted shares will become fully vested and transferable; 3) the target number of performance shares will vest or, if greater, the number of performance shares that would have become vested on the vesting date based on the Company’s TSR ranking calculated through the executive’s last day of service. Similar to the performance share awards granted in 2015, the target number of performance shares under the 2016 awards is set at half of the maximum payout opportunity.

Retirement and Other Benefits

Our Named Executive Officers received retirement and other benefits the same as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the Named Executive Officers, are entitled to participate in the Company’s 401(k) retirement savings plan. Under the Company’s 401(k) retirement savings plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan. However, this $0.25 matching contribution is limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The Company’s matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2016 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 37 of this Proxy Statement.

Additionally, all full-time employees of the Company, including the Named Executive Officers, are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP.

The Named Executive Officers are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees. The Company does not have or provide any supplemental executive retirement plan or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Perquisites

The Company provides its Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation. We choose to pay them to meet the objective of creating a competitive advantage for attracting and retaining superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The perquisites provided to our Named Executive Officers, in the aggregate, comprise less than 1.0% of their total compensation. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2016 are set forth in the “Car Allowance & Commuting Expenses” column of the All Other Compensation Table on page 37 of this Proxy Statement.

Severance Arrangements

The Company maintains an employment agreement with Mr. Campbell, which was put in place to secure his services and provide for certain benefits upon termination of employment, and also to protect the Company’s interests by imposing confidentiality, noncompetition, non-solicitation and other restrictive covenants. Under Mr. Campbell’s Employment Agreement, described in detail below, if the Company were to terminate Mr. Campbell without “just cause,” then he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. In the event of a change in control, Mr. Campbell may elect to resign and receive (i) his base salary for one year following the date of the change of control; and (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned. The payments due to Mr. Campbell in the event he is terminated without “just cause” or following a change in control are set forth in the “Termination without Cause and Change of Control” columns of the 2016 Potential Payments upon Termination, Change of Control, Death and Disability Table on page 44 of this Proxy Statement.

Our other executive officers do not have employment contracts, but are covered by an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013. All Named Executive Officers (other than the Chief Executive Officer whose severance is governed by the terms of his employment agreement), along with other senior officers of the Company, are participants in the Severance Plan. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

In connection with his retirement from the Company in March 2017, Mr. Bell entered into a Retirement and Release Agreement with the Company (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Bell received the following benefits: (i) a lump sum severance payment in an amount equal to one year of his annualized base salary; (ii) a pro-rata target annual incentive for 2017 in the amount of $68,830; (iii) a lump sum healthcare assistance payment in an amount of $16,300; and (iv) certain outplacement services not to exceed $20,000 in value, which benefits are consistent with the benefits provided by the Severance Plan. Upon his retirement, Mr. Bell’s rights and interests in any equity awards granted to him by the Company will be controlled by the terms of the applicable equity plan and award agreement governing said awards. Accordingly, any stock options that were exercisable by him on the date of his retirement were exerciseable for a period of 90 days from the retirement date, and any options not exercised during the afore-described 90-day period will be canceled and forfeited. Any shares of restricted stock awarded to Mr. Bell that were not vested on the date of his retirement were immediately forfeited by him and transferred to the Company for no consideration. Mr. Bell’s rights and interests in any unvested performance shares were immediately forfeited on the date of his retirement and said awards were canceled. A condition to Mr. Bell receiving any of the benefits provided under the Retirement Agreement was his execution of a restrictive covenants agreement that includes non-competition and non-solicitation provisions with respect to the Company’s employees and customers for a specified period following his retirement. In addition, his severance benefits payable under the Retirement Agreement were subject to his execution of a general release of claims against the Company and certain affiliated persons and entities.

The severance benefits available to our Named Executive Officers under the Severance Plan are described in more detail under the Section entitled “2016 Potential Payments upon Termination, Change of Control, Death or Disability” on pages 43-46 of this Proxy Statement and in the table set forth on page 45-46 of that Section.

Tax and Accounting Implications

The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its shareholders which may not qualify for tax deductibility.

Accounting for Executive Compensation. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Other Compensation and Governance Policies

Risk Management

Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for Named Executive Officers that mitigate risk include the following:

•	Balanced mix of pay including substantial base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•	Capped short-term incentives;

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan;

•	Annual equity-based incentive grants without backdating or repricing;

•	Stock ownership guidelines applicable to senior executive officers, as described below;

•	Prohibition on hedging and pledging Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.

Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee;

•	Reasonable short-term incentive goals;

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•	Avoidance of steep payout cliffs;

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.

Other incentive programs at the Company either have similar characteristics or are small in amount.

Stock Ownership Guidelines

The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to the Company’s executive officers, including the Named Executive Officers, and other executives holding a title of senior vice president or above. The Company’s Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary:

Position	Value of Common Stock to be Owned
Chief Executive Officer	3 times base salary

Executive Vice Presidents and Senior Vice Presidents	2 times base salary

Chief Accounting Officer	1 times base salary

Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement of the

Company. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Unvested restricted stock, unvested stock units, shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines.

Prohibition Against Hedging and Pledging

The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.

Policy on Recoupment of Executive Compensation

The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the Named Executive Officers, and certain other specified employees. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers if the executive engaged in fraudulent or illegal conduct to the material detriment of the Company, or if the executive is terminated for fraudulent or illegal conduct that materially harms the business or reputation of the Company. Additionally, the Company can seek reimbursement under the Recoupment Policy if a determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation. The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion. The Company expects to update the Recoupment Policy when the regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, are implemented by the SEC.

Key Provisions of Stock Incentive Plan and Omnibus Plan

The Company’s Stock Incentive Plan and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the re-pricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will in all cases be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Company’s Recoupment Policy on incentive compensation.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted by:
C. John Langley, Chairman
Tracy A. Leinbach
Ronald W. Allen
Douglas M. Madden
Larry D. Leinweber
The Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned in 2016, 2015 and 2014 by the Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Stock Award(s) ($) (1)	Option Award(s) ($) (2)	Payments Under Non-Equity Incentive Plans ($) (3)	All Other Compensation ($) (4)	Total
Bruce A. Campbell	2016	$750,000	$1,000,000	$500,000	$450,000	$14,229	$2,714,229
Chairman, President and Chief Executive Officer	2015 2014	620,999 629,999	1,166,580 666,588	333,332 332,858	378,836 283,150	21,350 23,867	2,521,097 1,936,462

Michael J. Morris	2016	197,308	330,000	—	171,000	55,234	753,542
Senior Vice President and Chief Financial Officer	2015 2014	— —	— —	— —	— —	— —	— —

Matthew J. Jewell	2016	450,000	220,000	110,000	118,125	6,723	904,848
President - Logistics Services	2015 2014	413,240 389,211	219,993 219,968	109,997 109,837	210,322 136,856	14,377 15,941	967,929 871,813

Chris C. Ruble	2016	450,000	220,000	110,000	244,278	7,283	1,031,561
President - Expedited Services	2015 2014	414,072 406,800	219,993 219,968	109,997 109,837	210,657 137,126	15,759 18,016	970,478 891,747

Michael L. Hance	2016	360,000	220,000	110,000	162,000	8,910	860,910
Senior Vice President, Chief Legal Officer and Secretary	2015 2014	334,200 315,628	219,993 119,944	109,997 59,918	178,439 111,238	17,722 17,582	860,351 624,310

Rodney L. Bell	2016	367,109	166,667	83,333	165,199	9,433	791,741
Former Senior Vice President and Chief Financial Officer	2015 2014	358,109 338,661	219,993 219,968	109,997 109,837	188,083 114,157	18,892 20,185	895,074 802,808

(1)	Represents the aggregate grant date fair value of non-vested restricted share and performance share awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2016 Table on page 38 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.
(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2016 Table on page 38 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.
(3)	Represents cash incentives earned under the 2016 Annual Cash Incentive Plan.
(4)	See the All Other Compensation Table on page 37 of this Proxy Statement for additional information.

All Other Compensation Table

The following table shows the components of “all other compensation” earned in 2016, 2015 and 2014 by the Named Executive Officers.

Name & Principal Position	Year	Total All Other (1)	Car Allowance & Commuting Expenses (2)	401(k) Match (3)	Dividends (4)	Long-term Disability Insurance (5)
Bruce A. Campbell	2016	$14,229	$—	$3,975	$9,408	$846
Chairman, President and Chief Executive Officer	2015 2014	21,350 23,867	9,000 9,000	4,402 3,809	7,102 8,097	846 2,961

Michael J. Morris	2016	55,234	—	1,717	2,065	846
Senior Vice President and Chief Financial Officer	2015 2014	— —	— —	— —	— —	— —

Matthew J. Jewell	2016	6,723	—	3,415	2,462	846
President - Logistics Services	2015 2014	14,377 15,941	9,000 9,000	2,188 2,361	2,343 2,672	846 1,908

Chris C. Ruble	2016	7,283	—	3,975	2,462	846
President - Expedited Services	2015 2014	15,759 18,016	9,000 9,000	3,570 4,432	2,343 2,672	846 1,912

Michael L. Hance	2016	8,910	1,827	3,975	2,262	846
Senior Vice President, Chief Legal Officer and Secretary	2015 2014	17,722 17,582	10,690 10,827	4,435 3,747	1,751 1,457	846 1,551

Rodney L. Bell	2016	9,433	2,461	3,975	2,151	846
Former Senior Vice President and Chief Financial Officer	2015 2014	18,892 20,185	11,245 11,461	4,458 4,460	2,343 2,672	846 1,592

(1)	With respect to Mr. Morris only, this amount includes $21,460.09 in temporary housing costs, $13,175.59 in closing costs and $15,970.29 in moving expenses.
(2)	The Company provides reimbursement of certain commuting expenses plus, in 2014 and 2015, a $9,000 annual car allowance to officers.
(3)	The amount shown represents the Company’s contributions to the 401(k) Plan.
(4)	Represents dividend payments during 2016 on all non-vested restricted shares held by the executive. These dividend payments are nonforfeitable.
(5)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Grants of Plan-Based Awards for Fiscal 2016

The following table shows the plan-based awards granted to the Named Executive Officers in 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other	All Other Option Awards;	Exercise
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	Stock Awards; Numbers of Stock (2), (4)	Numbers of Securities Underlying Options (3), (4)	or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
Bruce A. Campbell	2/8/2016	$—	$750,000	$1,500,000
Chairman, President and Chief Executive Officer	2/8/2016 2/8/2016 2/8/2016				5,131	10,261	20,522	11,450	42,632	$43.67	$500,000 500,000 500,000

Michael J. Morris	6/27/2016	—	285,000	570,000
Senior Vice President and Chief Financial Officer	6/27/2016 6/27/2016 6/27/2016							7,648			330,011

Matthew J. Jewell	2/8/2016	—	330,750	882,000
President - Logistics Services	2/8/2016 2/8/2016 2/8/2016				1,129	2,257	4,514	2,519	9,379	43.67	110,000 110,000 110,000

Chris C. Ruble	2/8/2016	—	330,750	882,000
President - Expedited Services	2/8/2016 2/8/2016 2/8/2015				1,129	2,257	4,514	2,519	9,379	43.67	110,000 110,000 110,000

Michael L. Hance	2/8/2016	—	278,250	742,000
Senior Vice President, Chief Legal Officer and Secretary	2/8/2016 2/8/2016 2/8/2016				1,129	2,257	4,514	2,519	9,379	43.67	110,000 110,000 110,000

Rodney L. Bell	2/8/2016	—	275,332	734,218
Senior Vice President and Chief Financial Officer	2/8/2016 2/8/2016 2/8/2016				855	1,710	3,420	1,908	7,105	43.67	83,333 83,334 83,333

(1)	Represents performance share awards granted under the Stock Incentive Plan. The performance shares cliff vest after the close of the three-year performance period that ends December 31, 2017 and the number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 28-29 of this Proxy Statement for additional information.
(2)	Represents non-vested restricted shares granted under the Stock Incentive Plan, or in the case of Mr. Morris, the Omnibus Plan.
(3)	Represents stock options granted under the Stock Incentive Plan.
(4)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(5)	In accordance with the provisions of the Stock Incentive Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

Employment Agreement with Bruce A. Campbell

There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and all amendments thereto are referred to collectively as the “Employment Agreement.”) The term of the Employment Agreement automatically extends for additional one-year terms thereafter unless the Board or Mr. Campbell provide prior notice of non-renewal at least six months before the expiration of the then-pending term.

Under the Employment Agreement, Mr. Campbell received an annual base salary of not less than $500,000, subject to adjustment annually in the discretion of the Committee. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Committee. The Employment Agreement provides that this year-end bonus may be paid in one or more installments, on or after December 1 of the measurement year but no later than March 15 of the following year. The Employment Agreement further provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.

While the Company does not have employment agreements with any of its other Named Executive Officers, the Company did adopt an executive severance and change and control plan, which became effective January 1, 2013, that provides for certain payments to its Named Executive Officers in the event of a termination or a change in control. This plan is discussed in greater detail on pages 42-45 of this Proxy Statement under a Section entitled “2016 Potential Payments upon Termination, Change of Control, Death or Disability.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (2)
Bruce A. Campbell	37,037		$28.61	2/11/11	2/11/18
Chairman, President and Chief Executive Officer	25,940 24,486 14,847 6,916	7,424 13,830 42,632	36.55 37.14 42.48 50.71 43.67	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23
						18,447	$874,019	59,110	$2,800,632

Michael J. Morris	—	—	—	—	—	7,648	362,362	—	—
Senior Vice President, Chief Financial Officer and Treasurer

Matthew J. Jewell	12,222	—	28.61	2/11/11	2/11/18
President - Logistics Services	8,560 8,080 4,899 2,282	— — 2,450 4,564 9,379	36.55 37.14 42.48 50.71 43.67	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23
						4,828	228,751	12,344	584,859

Chris C. Ruble	1,435	—	28.61	2/11/11	2/11/18
President - Expedited Services	8,560 8,080 4,899 2,282	— — 2,450 4,564 9,379	36.55 37.14 42.48 50.71 43.67	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23
						4,828	228,751	12,344	584,859

Michael L. Hance	6,666	—	28.61	2/11/11	2/11/18
Senior Vice President, Chief Legal Officer and Secretary	4,669 4,407 2,673 2,282	— — 1,336 4,564 9,379	36.55 37.14 42.48 50.71 43.67	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23
						4,436	210,178	10,270	486,593

Rodney L. Bell	12,222		28.61	2/11/11	2/11/18
Senior Vice President, Chief Financial Officer and Treasurer	4,899 2,282	2,450 4,564 7,105	42.48 50.71 43.67	2/6/14 2/9/15 2/8/16	2/6/21 2/9/22 2/8/23
						4,217	199,801	11,250	533,025

(1)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 30, 2016 of $47.38.
(3)

Represents performance share awards granted under the Stock Incentive Plan. The performance shares cliff vest after the close of their respective three-year performance periods. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See page 29 of this Proxy Statement for additional information. Shares presented represent the maximum available award. As to date, the Company’s TSR performance under existing awards would result in payouts ranging from target to maximum payout.

Option Exercises and Stock Vested

The following table shows information about options exercised or shares acquired on vesting during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)
Bruce A. Campbell	100,000	$2,413,056	18,129	$773,067
Chairman, President and Chief Executive Officer

Michael J. Morris	—	—	—	—
Senior Vice President and Chief Financial Officer

Matthew J. Jewell	50,000	1,196,046	5,982	255,088
President – Logistics Services

Chris C. Ruble	10,787	205,373	5,982	255,088
President – Expedited Services

Michael L. Hance	18,000	424,464	3,590	153,187
Senior Vice President, Chief Legal Officer and Secretary

Rodney L. Bell	92,197	1,901,380	5,982	255,088
Former Senior Vice President and Chief Financial Officer

(1)	The value realized upon exercise or vesting is based on the current market price on the date of exercise or vesting.

2016 Potential Payments Upon Termination, Change of Control, Death or Disability

Under the Employment Agreement with Mr. Campbell, the Company may terminate Mr. Campbell’s employment at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”

Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for one year following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to serve as President and Chief Executive Officer of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.

Under the Severance Plan, which is applicable to selected employees of the Company, including the Named Executive Officers (other than its Chief Executive Officer), each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates their employment for good reason (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination Within Two Years after a Change in Control
• a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	• a lump sum severance payment in an amount equal to two times the participant’s annualized base salary

• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results	• a pro-rata target annual incentive for the fiscal year in which the termination occurs

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months

•     a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for a specified period following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants.

In addition to the benefits available under the Severance Plan, all of the Named Executive Officers are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any Named Executive Officer terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2016 will vest upon a “Change in Control.” Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

The following table shows the estimated benefits payable to each Named Executive Officer in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2016. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause ($) (1)	Death and Disability ($) (2)	Change of Control ($) (3) (4)

Bruce A. Campbell
Employment Agreement	$1,215,718	$1,215,718	$1,578,836
Stock Incentive Plan	—	6,701,570	6,701,570

Total	$1,215,718	$7,917,288	$8,280,406

Michael J. Morris (5)
Omnibus Plan	—	362,362	362,362

Matthew J. Jewell (5)
Stock Incentive Plan	—	1,590,310	1,590,310

Chris C. Ruble (5)
Stock Incentive Plan	—	1,590,310	1,590,310

Michael L. Hance (5)
Stock Incentive Plan	—	1,420,690	1,420,690

Rodney L. Bell (5)
Stock Incentive Plan	—	1,401,784	1,401,784

(1)	The Company entered into an Employment Agreement with Bruce Campbell effective October 30, 2007 which has been subsequently amended to extend the term of the Employment Agreement to December 31, 2012 with one-year annual extensions thereafter absent a notice of non-renewal by the Company or Mr. Campbell. Under this Agreement, Mr. Campbell is entitled upon termination without “just cause” (as defined in the Agreement) to payment of his base salary for the longer of one (1) year, or the remainder of the Agreement term, payment of any bonus previously earned but unpaid, and one (1) year of health insurance continuation. Mr. Campbell is not entitled to any of these payments/benefits if he is terminated with “just cause” or he voluntarily resigns without a “Change in Control” or “Material Change in Duties,” as such terms are defined in the Agreement. The Company does not have employment agreements with any of its other Named Executive Officers.
(2)	Under his Employment Agreement, upon termination due to his disability or death, Mr. Campbell (or his spouse or estate in the event of death) is entitled to the same payments/benefits that Mr. Campbell is entitled to receive in the event of a termination without “just cause;” however, in the event of termination due to death, all such payments owed shall be made in a lump sum payment within 60 days of his death.
(3)	Under his Employment Agreement, upon a Change in Control (as defined in the Agreement), Mr. Campbell is entitled to payment of his base salary for one (1) year payable over the course of the twelve (12) months following the Change in Control, payment of any bonus previously earned but unpaid, payment of an amount equal to the prior-year’s year-end bonus and one (1) year continuation of health insurance. The amounts in the Stock Incentive Plan rows for death, disability and Change in Control reflect unvested option awards detailed in the “Outstanding Equity Awards at Fiscal Year-End” table on page 40, multiplied by the excess, if any, of the market price of our common stock on December 30, 2016 ($47.38) over the exercise price listed in the same table.
(4)	Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).
(5)	The Severance Plan provides for the payment of severance benefits to participants in the event their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as defined by the Severance Plan) or by the participant for good reason (as defined in the Severance Plan) (collectively, “Involuntary Terminations”). Assuming a December 31, 2016, involuntary termination, under the Severance Plan the above officers, other than the Chief Executive Officer, would be entitled to the following severance benefits upon an Involuntary Termination, in addition to any accrued obligation and vested amounts to which they may be entitled under the Company’s benefit plans:

Name	Unpaid Annual Incentive (i)	Salary & Incentive (ii)	Healthcare (iii)	Placement Services (iv)	Total Severance
Michael J. Morris
Termination without Cause	$171,000	$380,000	$21,272	$20,000	$592,272
Change of Control	171,000	1,330,000	42,544	20,000	1,563,544

Matthew J. Jewell
Termination without Cause	118,125	450,000	21,272	20,000	609,397
Change of Control	118,125	1,575,000	42,544	20,000	1,755,669

Chris C. Ruble
Termination without Cause	244,278	450,000	15,718	20,000	729,996
Change of Control	244,278	1,575,000	31,436	20,000	1,870,714

Michael L. Hance
Termination without Cause	162,000	360,000	21,272	20,000	563,272
Change of Control	162,000	1,260,000	42,544	20,000	1,484,544

Rodney L. Bell
Termination without Cause	165,199	367,109	21,272	20,000	573,580
Change of Control	165,199	1,284,882	42,544	20,000	1,512,625

i.	Represents unpaid cash incentives earned under the 2016 annual Cash Incentive Plan as of December 31, 2016.
ii.	Participants are entitled to a lump sum severance payment in an amount equal to the participant’s annualized base salary in effect on his or her termination date if the termination date is prior to or absent a Change in Control, or equal to two times the sum of the participant’s base salary and target annual incentive (each determined as of the termination date) if the termination date is on or within two years following a Change in Control.
iii.	Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.
iv.	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2016 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investor Relations—Governance link on the Company’s website, www.forwardaircorp.com.

The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2016 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

G. Michael Lynch, Chair
R. Craig Carlock
Douglas M. Madden
The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2017 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2016 and 2015 were as follows:

	2016	2015

Audit Fees (1)	$1,552,331	$1,666,039

Audit Related Fees (2)	—	—

Tax Fees (2)	805,136	877,139

All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2016 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2017 fiscal year. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2017 fiscal year.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

Recommendation of the Board

The Board recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE

OFFICERS

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other Named Executive Officers.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2016 compensation of our Named Executive Officers.

We are asking you to vote on the adoption of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of Named Executive Officers.

Recommendation of the Board

The Board recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation of the Named Executive Officers.

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES

The Dodd-Frank Act requires us to provide our shareholders with the opportunity to vote, on an non-binding, advisory basis, for their preference as to whether votes on the compensation of our named executive officers should occur every one, two or three years. At our 2011 Annual Meeting of Shareholders, our shareholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted say on pay votes on the compensation of our named executive officers at every subsequent annual meeting of shareholders.

We are required to hold a vote on the frequency of say on pay votes every six years. In this Proposal 4, we are again asking for shareholder input as to whether, after this year, a say on pay vote should occur every year, every two years or every three years.

After careful consideration, we are recommending that a say on pay vote be submitted to shareholders every year. Our Board continues to believe that an advisory vote every year is the best approach for our Company and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board, the Compensation Committee and management regarding our executive compensation programs and policies. As in the past six years, our Board, Compensation Committee and management intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our shareholders.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

Shareholder Vote Requirement

The frequency (every one, two or three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to this proposal. Shareholders are not voting to approve or disapprove the recommendation of the Board. Shareholders may choose to vote for a frequency of every “1 year,” every “2 years,” every “3 years” or may abstain from voting on this proposal. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the “1 year” option.

Recommendation of the Board

The Board recommends that you vote to conduct a non-binding advisory shareholder vote on executive compensation every “1 year”.

OTHER MATTERS

Additional Meeting Matters

The Board knows of no additional matters that may come before the meeting; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2016, except Mr. Rodney L. Bell reported late two transactions on one Form 5 filed February 6, 2017; Mr. C. Robert Campbell reported late two transactions on two Form 4s filed December 27, 2016 and December 28, 2016; Tracy A. Leinbach reported late one transaction on a Form 4 filed December 28, 2016; and Mr. G. Michael Lynch reported late one transaction on one Form 5 filed February 6, 2017.

Shareholder Proposals for the 2018 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2018 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 1, 2017 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2018 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2018 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 9, 2018 and February 8, 2018 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 8, 2018, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2017 Annual Meeting of Shareholders, Proxy Statement and 2016 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications

Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investor Relations—SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
March 31, 2017	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
1915 SNAPPS FERRY ROAD, BUILDING N
GREENEVILLE, TN 37745

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E20944-P88576	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
Nominees:
	01) Bruce A. Campbell	05)	Ronald W. Allen
	02) C. Robert Campbell	06)	Douglas M. Madden
	03) C. John Langley	07)	R. Craig Carlock
04) G. Michael Lynch

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.								☐	☐	☐

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”).								☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:								1 Year	2 Years	3 Years	Abstain

4.	To approve, on a non-binding, advisory basis, whether future say on pay votes should occur every one, two, or three years (the “say on frequency vote”).							☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

E20945-P88576

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and C. Robert Campbell, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2017 Annual Meeting of Shareholders to be held in The Explorer Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 9, 2017, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2017 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees, “FOR” Proposals 2 and 3 and “1 YEAR” for Proposal 4.

Continued and to be signed on reverse side

V.1.1